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EXHIBIT 5

KIRKLAND & ELLIS LLP
AND AFFILIATED PARTNERSHIPS

200 East Randolph Drive Chicago, Illinois 60601
312 861-2000	Facsimile:
312 861-2200
www.kirkland.com

March 4, 2008

Packaging Corporation of America
1900 West Field Court
Lake Forest, Illinois 60045

Ladies and Gentlemen:

        We are acting as special counsel to Packaging Corporation of America, a Delaware corporation (the "Company"), in connection with the proposed registration by the Company of debt securities in one or more series (the "Debt Securities"), to be issued under the Indenture, dated as of July 21, 2003, by and between the Company and U.S. Bank National Association, as trustee (as supplemented and amended from time to time, the "Indenture"), in amounts, at prices and on terms to be determined at the time of offering, each pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation of the Company, as amended to date (the "Certificate of Incorporation"); (ii) the Amended and Restated By-laws of the Company, as amended to date (the "Bylaws"); (iii) the Registration Statement; (iv) the Indenture, filed as an exhibit to the Registration Statement; and (v) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Debt Securities and certain resolutions adopted by the Board of Directors of the Company (the "Board of Directors") relating to the registration of the Debt Securities and related matters (the "Resolutions").

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

        The Indenture relating to the Debt Securities is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). When (i) the Registration Statement has become effective under the Act, provided that such effectiveness shall not have been terminated; (ii) the terms of the Debt Securities to be issued under the Indenture and their issuance and sale have been duly established by all necessary corporate action in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (iii) an appropriate prospectus supplement or term sheet with respect to the Debt Securities has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iv) if the Debt Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Debt Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (v) the Debt Securities have been duly authorized, executed and authenticated in accordance with the Indenture; and (vi) the Debt Securities have been issued and sold as contemplated in the Registration Statement, then the Debt Securities will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware General Corporation Law (the "DGCL") and the laws of the State of New York.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance and sale of the Debt Securities.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL or New York law be changed by legislative action, judicial decision or otherwise.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP

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  EXHIBIT 5